Exhibit 99.4

                                                      FOR IMMEDIATE RELEASE
                                                      Contact: Fell Herdeg
                                                      Telephone: 203-846-2274
                                                      Facsimile: 203-846-1776


    TRUDY ANNOUNCES THE PROMOTION, APPOINTMENT AND REALIGNMENT OF MANAGEMENT

         Norwalk, Connecticut, July 29, 2005 - Trudy Corporation (OTCBB:TRDY.OB) announces effective August 1, 2005 the promotion of Ashley C. Andersen from Executive Vice President and Publisher to President, Chief Executive Officer and Publisher, replacing William W. Burnham, who retains the position of Chairman and Acting Chief Financial Officer.

         Ms. Andersen has served as Executive Vice President since September 2002, and has been a member of the Board since June 2002. Ms. Andersen joined the Company in March 2000 as Associate Publisher. She was subsequently promoted to Publisher and again promoted to Executive Vice President. Ms. Andersen, an educator by training came to Trudy Corporation after serving in several publishing positions with Plymouth Press, Vergennes, Vermont, now Plymouth Toy & Book.

         Effective August 1, 2005 the Board of Directors re-appointed William W. Burnham as Chairman and Acting Chief Financial Officer of the Company and appointed him to the new position of Director of Corporate Development. In this capacity, Mr. Burnham will devote much of his time to seeking strategic alliances, raising investment capital, acting as liaison to its investment management firm, Delta Capital, fostering closer working relationships with its key customers and collaborating with management to chart the Company's future product and distribution strategies.

         Mr. Burnham has served as President, Chief Executive Officer, and Chairman of the Board of Directors of the Company since 1979. Previously he was Group Director of Marketing at PepsiCo, Inc. from 1976 to 1979. From 1972 to 1976, Mr. Burnham was Director of Advertising and Sales Promotion at Vlasic Foods, Inc.

         On the promotion of Ms. Andersen to President, Mr. Burnham remarked, "Ashley demonstrated her business acumen, creative zeal and passion for the Company from the first day she arrived on board. Her stewardship of the Company's licensing initiatives and the product development that drives these licenses are largely responsible for the dramatic turn-around in the Company's fortunes. Under her leadership, the Company will be in good capable hands as it charts its course towards further growth and prosperity."

         Also effective August 1, the Company announced the promotion of Fell C. Herdeg from Director of Finance to Vice President, Finance. Mr. Herdeg joined the Company in 2001 after receiving his Masters in Business Administration from Fordham University. He was promoted to the position of Director of Finance in September of 2002. Upon his most recent promotion, Ms. Andersen commented, "Fell Herdeg is a smart, dedicated and talented individual. He brings an open mind and tireless work ethic to every project he undertakes. Fell has been a key contributor to the momentum and energy the Company has built over the last few years and now he will have the opportunity to make an even greater impact in his new role."

         To manage the Company's daily editorial process and to collaborate with Ms. Andersen in her publishing duties, the Company announced the appointment of Tish Rabe to the new position of Editorial Director, effective August 16. Ms. Rabe has 23 years experience as a producer, author, lyricist, creative consultant and editor for prestigious children's media companies such as Sesame Workshop, Scholastic and the Cartoon Network among others. From 1996 through 2004, Ms. Rabe was Senior Producer of Children's Media at Random House supervising the production of children's videos and book and audio cassettes for Sesame Street, Dr, Seuss and Richard Scarry titles. Ms. Andersen remarked "Tish is fantastically talented and creative. She brings a fresh new perspective to our product development group and we're looking forward to working with her in this exciting time for the Company."

         On July 15, 2005 the Company was pleased to announce earnings for its fiscal year ended March 31, 2005 of $266,744 versus a loss of nearly $1.7 million in the prior fiscal year. Fiscal 2005 revenues were $6.3 million representing a 67% increase over the prior year's sales. For more information, please refer to the Company's Annual Report filed on Form 10-KSB with the SEC.

         Trudy Corporation (the "Company") was founded in 1947 as a privately owned designer of plush toys and became a public company in 1987. The Company currently holds licenses from Disney Licensed Publishing, an imprint of Disney Children's Book Group, LLC, the Smithsonian Institution, the African Wildlife Foundation, WGBH Educational Foundation and the American Veterinary Medical Association, among others, for children's books, audio books and plush toys. It has active distribution under its book and audio imprints, Soundprints and Studio Mouse, both nationally and internationally, into the toy and book trade, the warehouse clubs, mass market retailers as well as domestic schools and libraries. Internationally, the Company ships it products to 75 customers in 45 countries.

         Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements speak only to the date hereof; Trudy Corporation disclaims any intent or obligation to update these forward-looking statements.

                                       4